                                   EXHIBIT 5.1





                                                     June 22, 1998

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ  08034

         Re:      Commerce Bancorp, Inc.
                  Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Commerce Bancorp, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 3,025,000 shares, in the aggregate, of common stock, par value $1.5625 per share (the "Common Stock"), by the Company pursuant to the Company's
(i) 1997 Employee Stock Option Plan and (ii) 1998 Stock Option Plan for Non-Employee Directors (collectively, the "Plans"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Articles of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Company's Board of Directors, (iii) copies of the Plans and (iv) the Registration Statement. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of New Jersey and the Securities Act of 1933, as amended, and no opinion is expressed as to the effect of laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plans, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.







                                Sincerely,


                                 /s/ BLANK ROME COMISKY & MCCAULEY LLP